Exhibit 10.3

GLOBAL BLOOD THERAPEUTICS, INC.

400 EAST JAMIE COURT, SUITE 575

SOUTH SAN FRANCISCO, CA 94080

May 16, 2014

Ted W. Love M.D.

Dear Ted,

Global Blood Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Executive Officer (“CEO”), and you will initially report to the Company’s Board of Directors (the “Board”). This is a full-time position, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time), provided you may engage in limited outside, noncompetitive business activities to the extent that such activities are fully disclosed to and approved by the Board and they do not interfere with your duties to the Company as determined by the Board in its reasonable discretion. It is expected that the Board will review the impact of your outside activities on a quarterly basis to ensure no interference. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $425,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition to your salary, you will be eligible to participate in the Annual Performance-Based Cash Incentive Award Program which is based on the achievement of Company performance goals and your personal goals to be set with by the Board. Your initial bonus benchmark will be 35% of your annual base salary.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Should you decide to participate in the Company health benefits program, your coverage will begin the first day of the month following your start date. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 2,500,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement (collectively the “Equity Documents”.) You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

5. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

6. Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Notwithstanding the foregoing, in the event the Company terminates your employment without cause (as defined in the Equity Documents) and provided you: (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all position, including, without implication of limitation as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property (collectively the “Termination of Benefits Conditions”), the Company will provide you with the following “Termination of Benefits”: (a) continue your base salary for the 9 month period that immediately follows the Date of Termination (the “Salary Continuation Payments”); (b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date your employment terminates (“Date of Termination”) until the earlier (i) the date that is 9 months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment.

8. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on May 23, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on June 9, 2014.

If you have any questions, please call me at 415-766-3624.

Very truly yours,

/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D.
Chief Executive Officer
Global Blood Therapeutics, Inc.

I have read and accept this employment offer:

/s/ Ted W. Love
Ted W. Love, M.D.

Dated:	5/19/2014

Attachment

Exhibit A: Employee Confidentiality and Assignment Agreement